Exhibit 99.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), entered into as of the 20th day of March, 2006, by and among The National Bank and Trust Company, a national bank with its principal offices located in Wilmington, Ohio (the “Bank”), and Timothy L. Smith (“Smith”).

WHEREAS, Smith was employed as the President and the Chief Executive Officer of the Bank, his employment with the Bank terminated on March 20, 2006, and as a result of his skill, knowledge and experience, the Bank desires to engage Smith as an independent contractor to perform services as a consultant to the Board of Directors and officers of the Bank; and

WHEREAS, Smith and the Bank desire to enter into this Agreement to set forth the terms and conditions of the relationship between the Bank and Smith;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Bank and Smith hereby agree as follows:

1. Services.

(a) Smith shall be available to consult with the Board of Directors and officers of the Bank and perform services consistent with those performed by executive level Bank employees as assigned to him from time to time by the Board of Directors and officers of the Bank. There shall be no ongoing requirement that Smith be available in person or at the Bank to perform such services unless asked to do so from time to time by the Board of Directors. Smith shall perform the duties and responsibilities assigned to him in accordance with the policies established by the Board of Directors of the Bank and all applicable laws and regulations.

(b) The Bank and Smith hereby agree that at all times Smith is to be considered, for all purposes, an independent contractor and nothing in this Agreement shall be construed as creating an employer-employee relationship between the Bank and Contractor.

2. Term. The term of this Agreement shall commence on March 20, 2006, and shall continue until June 30, 2006, unless terminated by either party in accordance with the terms of Section 5 of this Agreement.

3. Payment for Services. Commencing on the date of this Agreement and continuing until the expiration or termination of this Agreement, Smith shall receive $22,000.00 per month. Payment shall be made to Smith monthly at month end.

4. Confidential Information. Smith acknowledges that during his service to the Bank he has learned and will continue to learn and have access to Confidential Information, including trade secrets, regarding the Bank and its Customers and businesses. “Confidential Information” means any and all information, regardless of form, that relates to the Bank and to its business, is regularly used in the operation of the Bank’s business, and that is not publicly disseminated or otherwise a matter of public knowledge. Smith agrees that during Smith’s services to the Bank and thereafter, Smith will review and comply with all Bank policies on privacy of customer information and Smith will not disclose or use for his own benefit, or the benefit of any other person or entity, any Confidential Information or trade secret, unless or until the Bank consents to such disclosure in writing or use of such information becomes common knowledge in the industry or is otherwise legally in the public domain. Smith shall not, during the term of this Agreement and thereafter, knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, its parent, subsidiaries or affiliates, or to any of the businesses operated by them, and Smith confirms that such information constitutes the exclusive property of the Bank.

5. Termination. This Agreement may be terminated, prior to expiration of the term of this Agreement, in accordance with any of the following provisions:

(a) Termination by Smith. Smith may terminate this Agreement at any time during the course of this Agreement by giving two weeks notice in writing to the President of the Bank. All obligations to Smith will cease upon termination of this Agreement.

(b) Termination by the Bank. The Bank may at any time and without notice, terminate this Agreement for “cause”. Termination by the Bank for cause shall include but not be limited to termination based on any one of the following grounds: (i) fraud, misappropriation, embezzlement or similar acts of dishonesty; (ii) conviction of a felony; and (iii) intentional or willful misconduct that may subject the Bank to criminal or civil liability.

6. Status. Smith is, as to the Bank, an independent contractor. He shall not be deemed to be an employee of the Bank for any purpose whatsoever, and nothing contained herein shall be deemed to constitute a contract of employment. Smith shall, at his own expense, comply with all applicable laws, including but not limited to tax laws.

7. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Smith, his beneficiaries or his legal representatives without the Bank’s prior written consent.

8. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Smith and the Bank and their respective permitted successors and assigns.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements between the parties in connection with the same subject matter.

10. Applicable Law. This Agreement shall be interpreted and enforced under the laws of the State of Ohio, and any action, suit or proceeding with respect to or arising out of this Agreement shall be brought in the Court of Common Pleas, Clinton County, Ohio, or the United States District Court for the Southern District of Ohio.

11. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or have signed this Agreement, each as of the day and year first above written.

Attest:	THE NATIONAL BANK AND TRUST COMPANY

/s/ Jill M. Ulrich	By:	/s/ Craig F. Fortin
	Name:	Craig F. Fortin
	Title:	Senior Vice President & CFO

Attest:

/s/ Jill M. Ulrich		/s/ Timothy L. Smith